EXHIBIT 99.1

[LOGO]

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces 2003 Third Quarter Financial Results

Philadelphia, PA, November 14, 2003 — Constar International Inc. (NASDAQ: CNST) announced its financial results for the third quarter and nine months ended September 30, 2003.

The Company reported a third quarter net loss of $19.6 million, or $1.63 per diluted share, compared to net income of $5.7 million, or $0.47 per diluted share, in the 2002 third quarter.

Net sales for the third quarter increased 5.2 percent to $198.9 million compared to $189.0 million for the same period last year. The growth reflects increased shipments of custom products, favorable foreign currency translation and the pass-through of increased resin prices offset by reduced domestic shipments of conventional products, and implementation of price reductions associated with contract extensions. Shipments of preforms and bottles in Europe were greater in the third quarter of 2003 than in the same period last year.

Gross profit in the third quarter was $4.8 million compared to $16.6 million in last year’s same period. The reduction is attributable to the decline in domestic conventional volume, an unfavorable shift in product mix and the implementation of price reductions to extend both long-term contracts and increase volume. During the quarter, gross profit was also adversely affected by an increase in the Company’s property and casualty insurance premiums as well as higher group insurance costs. In addition, gross profit was affected by unfavorable overhead absorption as the Company curtailed production during the third quarter in order to reduce inventories.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We continued to be impacted by challenges such as unfavorable weather, margin compression resulting from changes in price and mix, and slower than expected conversions from glass to PET in our custom business.”

“During the quarter, we reduced inventories to a more traditional level, and completed our first forecasting cycle utilizing our new forecasting process and software, while reducing storage expense.”

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“Additionally, our new business initiatives are beginning to pay off. We signed the previously announced ten year supply agreement with Carolina Canners. We obtained an amendment to our credit agreement that provides the foundation to raise additional capital. As we look ahead to next year, our Best Cost Producer program, our industry leading technology, and our customers’ product innovations and initiatives give us reason to expect improvement in our business,” Mr. Hoffman said.

Third quarter operating expenses (defined as selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) were $11.4 million compared to $6.8 million for the same period last year. The increase reflects standalone administrative costs associated with being an independent company, increased legal costs resulting primarily from the Oxbar litigation, and a write-off for assets no longer in use. Partially offsetting these increases was the discontinuation of charges from the Company’s former parent which included $3.3 million in research and technology costs (compared to $1.3 million of internal costs in the 2003 third quarter) and $1.0 million in management expenses.

In September 2003, the Company announced its plans to implement a cost reduction initiative under which it will close two facilities in Birmingham, Alabama and Reserve, Louisiana. As a result of this initiative, the Company recognized a restructuring provision of $3.4 million and non-cash impairment charges of $6.7 million during the third quarter of 2003.

Interest expense in the third quarter was $8.4 million compared to $0.2 million in the prior year period. The increase was the result of the debt incurred in conjunction with the Company’s November 2002 initial public offering.

In the third quarter of 2003, income (loss) before taxes, minority interest and the cumulative effect of a change in accounting for goodwill was a loss of $25.2 million compared to income of $9.6 million in last year’s third quarter. The primary contributors to this decline were the previously noted decline in gross profit, the $10.1 million provision for restructuring and asset impairments and the increase in legal expense.

The Company defines EBITDA as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. In the third quarter of 2003, these adjustments included add-backs of a $10.1 million provision for restructuring and asset impairments, a $2.7 million charge for assets no longer in use and certain other adjustments. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. For the third quarter of 2003, adjusted EBITDA totaled $11.3 million compared to $24.2 million in the third quarter of 2002. The reduction in gross profit was the primary contributor to the reduction in adjusted EBITDA.

Nine Month Results

For the nine-month period ended September 30, 2003, the Company reported a net loss of $208.4 million, or $17.37 per diluted share, compared to a net loss of $33.0 million, or $2.75 per diluted share, for the same period last year. The 2003 net loss includes a $183.0 million non-cash charge for impairment of goodwill, while the net loss for the same period last year included a $50.1 million non-cash charge for the cumulative effect of a change in accounting for goodwill.

Net sales for the nine-month period were $571.1 million, a 3.8 percent increase over the $550.3 million in the first nine months of 2002. The growth reflects increased shipments of custom products, favorable foreign currency translation and the pass-through of increased resin prices offset by reduced domestic shipments in conventional products, unfavorable weather conditions and implementation of price reductions associated with contract extensions. Shipments of preforms and bottles in Europe were greater in the first nine months of 2003 than in the same period last year.

The Company reported a gross profit of $25.3 million for the nine-month period compared to $50.2 million for the first nine months of 2002. The reduction in gross profit is attributable to the decline in domestic conventional volume, which produced higher than anticipated inventory levels in the first half of the year, leading to increased warehousing and shuttle costs. Gross profit was also impacted by an unfavorable shift in product mix and the implementation of price reductions to extend key long-term contracts and increase volume. The Company also experienced increased premiums for property and casualty insurance as well as group insurance.

Operating expenses (selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments and other expense, net) for the 2003 nine-month period were $23.3 million compared to $20.1 million in the 2002 nine-month period. This increase reflects higher standalone administrative costs associated with being an independent company, increased legal costs resulting primarily from the Oxbar litigation, and a write-off for assets no longer. These factors were partially offset by the discontinuation of inter-company charges from Constar’s former parent. These charges included $9.7 million in research and technology costs (compared to $4.0 million of internal costs for the same period in 2003) and $3.0 million in management expenses in the first nine months of 2002.

Interest expense was $25.7 million for the first nine months of 2003 compared to $1.7 million in the same period last year reflecting the debt incurred in conjunction with the Company’s initial public offering.

Income/(loss) for the first nine months of 2003, before taxes, minority interest and the cumulative effect of a change in accounting for goodwill was a loss of $216.9 million compared to income of $28.4 million in the same period last year. The decline is attributable to the $183.0 million goodwill impairment loss, the reduction in gross profit and increased interest expense.

As noted above, the Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine Constar’s compliance with certain financial covenants in the Senior Secured Credit Agreement. In the first nine months of 2003, these adjustments included add-backs of the $183.0 million goodwill impairment loss, the $10.1 million provision for restructuring and asset impairments, the $2.7 million charge for assets no longer in use, and certain other adjustments. Adjusted EBITDA for the first nine months of 2003 was $49.3 million compared to $71.6 million in the same period last year.

Conference Call, Web Cast Information

The Company will hold a conference call on Friday, November 14, 2003, at 9:00 a.m. EST to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 289-0494 (domestic callers) or (913) 981-5520 (international callers). The passcode is “packaging”. The conference call will also be broadcast live over the Internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 12:00 p.m. EST on November 14, 2003, through midnight on November 28, 2003. The rebroadcast can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 203856, or via the web at www.constar.net.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to refinance and service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to raise second lien debt; the Company’s ability to realize the expected benefits of the recently announced restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments, including the Company’s success in defending against claims against it; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net customer sales	$198,076	$188,263	$569,160	$546,785
Net sales to affiliates	824	732	1,965	3,481

Net sales	198,900	188,995	571,125	550,266
Cost of products sold, excluding depreciation	179,804	157,855	503,430	458,530
Depreciation	14,318	14,534	42,351	41,559

Gross profit	4,778	16,606	25,344	50,177
Selling and administrative expense	6,145	2,371	16,105	7,193
Management charges	—	993	—	2,979
Research and technology expense	1,308	3,332	4,009	9,702
Interest expense	8,430	159	25,742	1,745
Foreign exchange adjustments	120	45	(705)	231
Goodwill impairment loss	—		183,000
Provision for restructuring and asset impairments	10,139		10,139
Other expense/(income), net	3,841	105	3,918	(46)

Income/ (loss) before taxes, minority interest and cumulatiuve effect of a change in accounting for goodwill	(25,205)	9,601	(216,864)	28,373
Provision for income taxes	5,657	(3,842)	8,581	(11,139)
Minority interest	(69)	(109)	(143)	(171)

Income (loss) before cumulative effect of change in accounting for goodwill	(19,617)	5,650	(208,426)	17,063
Cumulative effect of change in accounting for goodwill	—	—	—	(50,059)

Net income (loss)	$(19,617)	$5,650	$(208,426)	$(32,996)

Per share data:
Basic and Diluted
Income (loss) before cumulative effect of change in accounting for goodwill	$(1.63)	$0.47	$(17.37)	$1.42
Cumulative effect of change in accounting for goodwill	—	—	—	(4.17)

Net income (loss)	$(1.63)	$0.47	$(17.37)	$(2.75)

Weighted average shares outstanding:
Basic and diluted shares	12,000	12,000	12,000	12,000
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(19,617)	$5,650	$(208,426)	$(32,996)
Add back:
Interest expense	8,430	159	25,742	1,745
Taxes	(5,657)	3,842	(8,581)	11,139
Depreciation	14,318	14,534	42,351	41,559
Cumulative effect of change in accounting for goodwill				50,059

EBITDA	(2,526)	24,185	(148,914)	71,506
Other adjustments under Senior Secured Credit Agreements	13,851	5	198,229	69

Adjusted EBITDA	$11,325	$24,190	$49,315	$71,575

SELECTED BALANCE SHEET DATA
	9/30/2003	6/30/2003	12/31/2002
Cash and cash equivalents	$44,250	$7,289	$20,913
Debt:
Senior Revolving Credit ($100 million facility)	80,000	41,000	55,000
Term B Loan	148,500	148,875	149,625
Senior Subordinated Debt	172,617	172,551	172,392
Other	1,530	1,512	—

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